UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.        )
Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
VIRGIN ORBIT HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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VIRGIN ORBIT HOLDINGS, INC.
SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, AUGUST 30, 2022
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Explanatory Note
    This proxy statement supplement (the “Proxy Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Original Proxy Statement”) of Virgin Orbit Holdings, Inc. (the “Company”), as revised by the revised definitive proxy statement on Schedule DEFR14A and filed with the Securities and Exchange Commission (“SEC”) on July 18, 2022 (as revised, the “Proxy Statement”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for the Company’s Annual Meeting of Stockholders to be held on Tuesday, August 30, 2022 at 10:00 a.m., Pacific Time (the “Annual Meeting”).
    This Proxy Supplement is being filed solely to clarify the biographical information of two of the Company’s directors, Mr. Abdulla Shadid and Mr. Evan Lovell, as set forth below. Stockholders of the Company should note that stockholders are not being asked to vote on or ratify the election of Mr. Shadid or Mr. Lovell at the Annual Meeting. Each of Mr. Shadid and Mr. Lovell is a Class II director, with a term expiring at the Company’s annual meeting of stockholders to be held in 2023 and is not a nominee for election at the Annual Meeting.
    This Proxy Supplement does not change any proposal set forth in the Proxy Statement, and does not change the Board’s recommendations, or the Company’s view, on any of the proposals contained in the Proxy Statement. The Board continues to recommend a vote “FOR” each of the proposals in the Proxy Statement. Except as updated by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged. This Proxy Supplement should be read in conjunction with the Proxy Statement.
    Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.
    The Company’s 2022 Annual Report and the Proxy Statement are available on the Company’s website at www.virginorbit.com under “Investor Relations—SEC Filings” and at www.proxyvote.com.
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Amended Director Biographies

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EVAN LOVELL
AGE: 52 DIRECTOR SINCE: 2021
Mr. Lovell has served as the Chairman of our Board since December 2021. Since 2012, Mr. Lovell has served as the Chief Investment Officer of Virgin Group Holdings Limited (the “Virgin Group”), where he has been responsible for managing the Virgin Group’s portfolio and investments in North America. From 2008 to 2012, Mr. Lovell was the Founding Partner of Virgin Green Fund, a private equity fund investing in the renewable energy and resource efficiency sectors. From 1998 to 2008, Mr. Lovell served as an investment professional at TPG Capital, where he also served on the board of directors of a number of TPG portfolio companies. Mr. Lovell currently serves on the boards of several companies including Virgin Hotels since 2012, Virgin Voyages since 2014, BMR Energy since 2016, Virgin Galactic (NYSE: SPCE) since 2017, 23andMe Holding Co. (Nasdaq: ME) since 2020. Mr. Lovell previously served on the board of Virgin America (NASDAQ: VA) from 2013 until its acquisition by Alaska Air in 2016, AquaVenture Holdings (NYSE: WAAS) from 2006 to 2019 and Virgin Group Acquisition Corp. II from 2021 to June 2022. Mr. Lovell holds a Bachelor’s degree from the University of Vermont.
We believe that Mr. Lovell is qualified to serve on our Board because of his extensive experience as a seasoned investor and operator.

ABDULLA SHADID
AGE: 39 DIRECTOR SINCE: 2021

Mr. Shadid has served as a member of our Board since December 2021. Mr. Shadid is an Executive Director in the Growth and M&A unit in Mubadala’s Direct Investments Platform. In his role, he is responsible for managing Mubadala’s direct investments in select growth segments such as the space industry, as well as supporting the platform in realizing shareholder value through acquisitions, corporate restructurings, M&A and divestitures. Before this, Mr. Shadid served as the Managing Director, Cargo & Logistics Services at Etihad Aviation Group. At Etihad, he played an active role in evolving Etihad Cargo’s business strategy and rolling out its ambitious transformation program. Prior to Etihad, Mr. Shadid spent 13 years at Mubadala in various roles. He was a member of the team that developed Mubadala’s first comprehensive Aerospace strategy for Abu Dhabi in 2006 and was subsequently engaged in its implementation and execution. He worked on the creation of foundational partnerships with leading global aerospace players, including GE Aviation, Rolls-Royce, International Aero-Engines and Hamilton Sundstrand (now UTC Aerospace). Most recently he served as Head of Aerospace, managing Mubadala’s portfolio of aerospace investments in the UAE and internationally. Mr. Shadid joined Mubadala in 2005 from the Tawazun Economic Council. Mr. Shadid currently serves as a member of the Board of Directors of Sociedad Minera de Santander S.A.S. (Minesa) in Colombia, and Strata Manufacturing PJSC in the UAE. He previously served as Chairman of Sanad Aero Solutions LLC and previously served as a member of the board of directors of Aerospace Turbine Services and Solutions LLC, Cosmo Energy Holdings Company Ltd (TYO:5021) in Japan and Armaguard Valuables Management LLC, and was also a member of the Boards of Directors of Abu Dhabi Ship Building PJSC, Safwa Marine LLC and SR Technics Switzerland AG. Mr. Shadid holds a Bachelor of Engineering degree in Electronic and Electrical Engineering from University College London (UCL) in the United Kingdom.
We believe that Mr. Shadid is qualified to serve on our Board because of his extensive experience in the aerospace industry.

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